Exhibit 10.11

Execution Copy

EXPLORATION EARN-IN AGREEMENT

THIS EXPLORATION EARN-IN AGREEMENT (the “Agreement”) is made and entered into as of March 2, 2012 (the “Effective Date”), by and between ESTRELLA GOLD CORPORATION (“Estrella Gold”), a corporation formed under the laws of the Province of Ontario, Estrella Gold Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of Estrella Gold (“EGC Peru”, together with Estrella Gold herein called “EGC”), MINES MANAGEMENT, INC. (“Mines Management”), an Idaho corporation and Minera Montanore Peru S.A.C., a Peruvian sociedad anónima cerrada and a wholly owned subsidiary of Mines Management (“MMI Peru”, together with Mines Management herein called “MMI”). Estrella Gold, EGC Peru, Mines Management and MMI Peru are sometimes individually referred to as a “Party” and sometimes collectively as the “Parties.”

RECITALS

A.                                    EGC is the owner of 100% of the mineral concessions or mining licenses, as more particularly described in Exhibit A-1 attached hereto and incorporated herein by reference, all of which are located in the Department of Huancavelica, Peru (the “Concessions”). These Concessions constitute the La Estrella Gold-Silver Project (the “Project”).

B.                                    EGC desires to grant to MMI and MMI desires to acquire, the exclusive right to explore, evaluate and develop the Project and to earn a 75% undivided interest in the Project and in all easements, rights-of-way, water rights, after-acquired property, information, data, contract rights and other real and personal property, tangible and intangible, associated therewith (collectively, the “Property”), pursuant to the terms and conditions of this Agreement.

C.                                    The Parties wish to agree to certain matters regarding the right to earn a 75% interest in the Property and the possible subsequent development of the Project.

AGREEMENT

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) now paid by each Party to the other (the receipt and sufficiency of which are hereby acknowledged) and the mutual promises, covenants and conditions herein contained and recited, the Parties agree as follows:

A.                                    GRANT OF EXPLORATION, DEVELOPMENT AND EARN-IN RIGHTS

1.                                      EGC hereby grants to MMI the exclusive right, for so long as this Agreement remains in effect, (i) to enter upon the Property to explore, evaluate and develop the Concessions, and (ii) to acquire a 75% undivided interest in the Property (the “Earn-In Right”), for the following consideration:

(a)                                 MMI, simultaneous with the execution and delivery of this Agreement, shall pay to EGC the amount of US $50,000 (the “Initial Payment”).

(b)                                 In addition, in order to maintain its Earn-In Right in full force and effect and to acquire a 75% interest in the Property, MMI is required to:

(i)                                     expend a minimum sum of US$500,000 (not including the Initial Payment) in Exploration and Development Expenses (as defined in Exhibit B attached hereto) prior to the end of the first Agreement Year (the “First Year Work Obligation”);

(ii)                                  expend a additional minimum sum of US$500,000 in Exploration and Development Expenses prior to the end of the second Agreement Year (the “Second Year Work Obligation”, together with the First Year Work Obligation, the “Minimum Work Obligation”);

(iii)                               expend a minimum of US$5.0 million (the “Aggregate Work Obligation”) in Exploration and Development Expenses;

(iv)                              produce a Preliminary Economic Assessment (as defined in Exhibit C attached hereto) of a resource on the Property; and

(v)                                 make the following payments (the “Additional Payments”) to EGC:

Prior to end of the first Agreement Year	US	$100,000
Prior to end of each subsequent Agreement Year	US	$200,000

“Agreement Year” means, during the Earn-In Period, each annual period with the first Agreement Year commencing on March 1,2012 and ending on February 28,2013, and each subsequent Agreement Year commencing on March 1 and ending on the following February 28 or 29, as the case may be.

“Earn-in Period” means the period commencing on the Effective Date and terminating on the earlier of the vesting of a 75% interest in the Property, to be evidenced by the issuance or transfer to MMI of shares in Newco Peru, and termination of this Agreement.

(c)                                  All Exploration and Development Expenses incurred by MMI, including Exploration and Development Expenses in excess of the Minimum Work Obligation, during the first or any subsequent Agreement Year shall apply as a credit toward the Aggregate Work Obligation.

(d)                                 The Initial Payment and the Additional Payments shall not apply as a credit toward the Aggregate Work Obligation or towards the Minimum Work Obligation. MMI’s obligation to make Additional Payments shall terminate upon completion of the Earn-in Period.

(e)                                  During each of the first two Agreement Years, MMI shall spend at least U.S. $500,000 in Exploration and Development Expenses as set forth in Section A(l)(b) and complete at least 2,500 meters of exploration diamond or reverse circulation drilling on the Concessions. If MMI spends more than the First Year Work Obligation during the first Agreement Year, or completes more than 2,500 meters of exploration diamond or reverse circulation drilling on the Concessions during the first Agreement Year, the excess shall be credited towards the Minimum Work Obligation and drilling obligation for the second Agreement Year.

(f)                                   If MMI (i) terminates this Agreement prior to spending US$350,000 in Exploration and Development Expenses, or (ii) otherwise spends less than US$350,000 in Exploration and Development Expenses during the first Agreement Year, MMI shall pay to EGC an amount equal to the difference between US$350,000 and the amount actually spent by MMI and the Agreement shall be terminated.

(g)                                  If MMI fails or elects not to achieve the First Year Work Obligation or the Second Year Work Obligation prior to the end of the respective Agreement Year, then, in order to keep this Agreement and the Earn-In Right in full force and effect, within 30 days after the end of such Agreement Year, MMI may in its sole discretion make a payment to EGC which shall equal the difference between the amount of the First Year Work Obligation or the Second Year Work Obligation, as the case may be, and the Exploration and Development Expenses actually incurred by MMI in respect of that Agreement Year. For the avoidance of doubt, any such payment shall satisfy either the First Year Work Obligation or the Second Year Work Obligation, as the case may be.

(h)                                 MMI shall provide EGC with a report of its Exploration and Development Expenses not later than 60 days after the end of each Agreement Year. If for any reason it is subsequently determined that the Minimum Work Obligation was not completed during the first or second Agreement Year, then, in order to keep the Earn-In Right in good standing, MMI shall pay the amount of any agreed-upon deficiency to EGC within 30 days after the MMI and EGC reach agreement as to the amount of the deficiency, or as MMI and EGC may otherwise agree.

(i)                                     MMI may in its sole discretion accelerate the timing of (i) incurring Exploration and Development Expenses to meet the Minimum Work Obligation and Aggregate Work Obligation, and (ii) completion of the Preliminary Economic Assessment, and may exercise the Earn-In Right at any time during the Earn-In Period.

(j)                                    MMI shall be the exploration operator and shall have full control over the content of work programs and Exploration and Development Expenses during the Earn-In Period. MMI’s rights shall also include all other rights necessary or incident to or for the performance of its activities under this Agreement, including, but not limited to, the authority to apply for and obtain all necessary or desirable permits, licenses and other approvals from Peru, the Department of Huancavelica or any other governmental or other entity having regulatory authority over any part of the Property. EGC shall cooperate fully with MMI in obtaining such permits, licenses or approvals, which shall include obtaining such permits, licenses and other approvals in its own name and signing such applications or other related documents if required or desirable. Within 30 days following receipt of an invoice accompanied by appropriate supporting documentation, MMI shall reimburse EGC for its out of pocket costs, plus 10% of such out of pocket costs, incurred by EGC in assisting MMI in obtaining any such permits, licenses or approvals, and such amounts shall constitute Exploration and Development Expenses.

(k)                                 During the first Agreement Year, EGC will retain responsibility for relationships with surface owners and possessors as may be required by MMI for its activities on or for the benefit of the Property including the local communities Comunidad Campesina de Añacusi, Comunidad Campesina de San Antonio de Añaylla, Comunidad Campesina de Los Andes, which shall include obtaining necessary or desirable rights to use the surface, permits or other rights from such communities. Within 30 days following receipt of an invoice accompanied by appropriate supporting documentation, MMI shall reimburse EGC for its out of pocket costs, plus 10% of such out of pocket costs, incurred by EGC in connection with relationships with surface owners and possessors, and such amounts shall constitute Exploration and Development Expenses. The amount and nature of such out of pocket costs, such expenses shall be submitted to MMI in advance by EGC and approved in advance in writing by MMI. Following the first Agreement Year, MMI shall be responsible for maintaining relationships with the local communities, and shall continue to consult with EGC regarding the same.

(l)                                     During the Earn-In Period, EGC will timely make all property maintenance and other payments to government entities, including without limitation, the derecho de vigencia, that are required to maintain the Concessions in full force and effect, and shall provide MMI with evidence of such payments at least 30 days prior to the date such payments are due. Within 14 days following receipt of appropriate supporting documentation, MMI will reimburse EGC for such payments. The obligation of MMI to reimburse EGC for property maintenance payments is in addition to, and such reimbursements will not be credited against, the Aggregate Work Obligation or Minimum Work Obligation. If, however, EGC fails to timely pay derecho de vigencia or penalidad payments, MMI shall have the right to make such payments directly to the appropriate Peruvian government agency and) in such event, such payments will be credited against the Minimum Work Obligation and Aggregate Work Obligation.

(m)                             EGC and MMI anticipate that in the first Agreement Year and perhaps for a longer period, MMI will conduct its activities under EGC’s existing permits and licenses and that the Concessions will not be leased or assigned to MMI. Following the first Agreement Year, EGC and MMI agree to cooperate so that MMI may enter into an Exploration Investment Agreement with the Peruvian government and commence recovery of Impuesto General a las Ventas in connection with its Exploration and Development Expenses, which cooperation may involve the lease or assignment of the Concessions to MMI during the Earn-In Period.

(n)                                 Upon receipt of a written request from MMI, EGC shall create a wholly owned Peruvian subsidiary (‘‘NewcoPeru’’) and EGC Peru shall transfer the Property to NewcoPeru free and clear of all liens, claims and encumbrances. EGC shall continue to own 100% of the shares of NewcoPeru until such time as MMI has completed the Earn-in Period and earned a 75% interest in the Property and NewcoPeru. EGC and MMI shall consult and cooperate in the formation of NewcoPeru and the transfer of the Property to NewcoPeru so that (i) the formation and transfer documents and process are acceptable to all Parties, (iii) MMI’s right to acquire 75% of the outstanding shares of NewcoPeru is appropriately noted in the share registry and in documents publicly filed in Peru so as to provide notice of such right to third parties, (iii) the transfer of the Property is accomplished in the most tax efficient manner, and (iv) NewcoPeru has no financial obligations to EGC following the transfer of the Property. MMI shall be pay or reimburse EGC for the costs associated with the formation of NewcoPeru and the transfer of the Property to NewcoPeru.

(o)                                 The rights and obligations of MMI under this Agreement may be exercised or satisfied by Mines Management, MMI Peru) or any other wholly owned subsidiary of Mines Management that agrees to become a Party to this Agreement, as Mines Management may elect in its sole discretion.

2.                                      Except as otherwise set forth in this Agreement, the timing, manner, nature, and extent of any exploration, development, or any other activities or operations undertaken on or for the benefit of the Property under this Agreement shall be at the sole discretion of MMI; and there shall be no express or implied covenant under this Agreement to ‘begin or continue any such operations or activities.

3.                                      EGC has and shall continue to make available to MMI all records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Concessions, and all maps, assays, surveys, technical reports) drill logs, samples, mine, mill, processing and records, and metallurgical. geological, geophysical, geochemical) and engineering data, and interpretive reports derived therefrom, concerning the Concessions, and MMI, at its expense, may copy any such records, information and data that MMI desires.

4.                                      MMI and EGC anticipate that MMI may contract with EGC for local administrative and other services in respect of the Project during the Earn-In Period. All amounts paid by MMI to EGC in respect of such services shall constitute Exploration and Development Expenses.

B.                                    VESTING AND TRANSFER OF INTEREST

1.                                      Upon MMI having made the Initial Payment and the Additional Payments to EGC in accordance with Section A(l) and having timely completed the Aggregate Work Obligation and the Preliminary Economic Assessment, MMI shall provide EGC with written notice of such completion together with a copy of the Preliminary Economic Assessment within 30 days after its completion and delivery to MMI. In such notice, MMI shall inform EGC whether MMI wishes, to exercise the Earn-In Right. MMI shall submit the Preliminary Economic Assessment to the Toronto Stock Exchange for approval and compliance with the requirements of Canadian National Instrument 43-101. Within 15 days following MMI’s receipt of acceptance by the Toronto Stock Exchange, which may follow amendments to the Preliminary Economic Assessment if necessary or desirable to obtain such Toronto Stock Exchange acceptance, if MMI has elected to exercise the Earn-In Right, EGC shall issue or transfer to MMI a number of shares of NewcoPeru so that, following such transfer, MMI shall own 75% of the outstanding shares of NewcoPeru, fully paid and non assessable, free and clear of all liens, claims and encumbrances (the “Earned Shares”). Concurrently with the issuance or transfer of the above noted shares to MMI, the Parties shall execute and deliver the shareholder’s agreement referred to in Section B(2). MMI agrees to be responsible for costs and fees which arise as a result of this the issuance or transfer of shares.

2.                                      Upon MMI having exercised the Earn-In Right and EGC having issued or transferred the Earned Shares, EGC and MMI shall enter into a shareholders agreement (the “Shareholders Agreement”) with respect to their respective 25% and 75% of the outstanding shares of NewcoPeru, which shall be generally in accordance with the Rocky Mountain Mineral Law Foundation Exploration, Development and Mine Operating Agreement (Model Form 5A)

(“Form 5A”). The Shareholders Agreement and the by-laws of NewcoPeru will govern the ongoing activities of MMI and EGC in respect of the Project and the Property, and shall include the concepts set forth in Section E below, and such other terms and provisions as are mutually agreeable to MMI and EGC. MMI will appoint the general manager of NewcoPeru and will have rights and responsibilities commensurate with those of the manager of a Form 5A joint venture. EGC and MMI agree to begin good faith negotiations of the Shareholders Agreement and by-laws of NewcoPeru at any time during the Earn-In Period, when requested by MMI. If MMI has exercised the Earn-In Right and EGC and MMI have not completed their negotiation of and executed and delivered the Shareholders Agreement and accompanying by-laws and other related contribution agreements, the provisions of Section E of this Agreement shall govern their relationship until the appropriate agreement(s) are executed and delivered.

C.                                    REPRESENTATIONS, WARRANTIES AND COVENANTS

1.                                      EGC hereby represents and warrants to MMI as of the Effective Date (which representations and warranties shall remain true and correct as of and through the date on which the Property including the Concessions is transferred to NewcoPeru) as set forth below, and acknowledge that MMI is relying upon these representations and warranties in entering into this Agreement.

(a)                                 The Property including the Concessions is accurately described in Exhibit A-I attached hereto; EGC Peru is the sole owner thereof and is in exclusive possession thereof; and, except for the net smelter royalty described in Exhibit A-2, the Property including the Concessions is free and clear of all liens, claims (including the right or agreement of any third party to acquire any interest in the Concessions), encumbrances and defects.

(b)                                 As to each of the Concessions:

(i)                                     EGC is the sole, exclusive, legal, beneficial and registered titleholder of the Concessions, each of which has been duly and validly granted by the competent governmental agency, and recorded with the relevant Peruvian Public Registry, in accordance with applicable Peruvian laws.

(ii)                                  Each Concession is valid and in legal good standing and there is no current dispute relating to any of the Concessions, and EGC has no reason to believe that any of the Concessions is under cause of forfeiture or termination.

(iii)                               With respect to each Concession, each and all applicable annual derecho de vigencia until year 2010 inclusive and all other maintenance payments, including applicable annual penalties for the year ended 31 December 2009, have been paid in full when due and there is no outstanding amount owed to any Peruvian governmental entity for any of these Concessions.

(c)                                  All operations and activities conducted by or on behalf of EGC on the Concessions have been conducted in compliance with applicable Peruvian national, regional and local laws, rules and regulations, including without limitation Environmental Laws (as defined in Exhibit B), and agreements with Peruvian government entities, Peruvian communities, and other third parties.

(d)                                 Each of Estrella Gold and EGC Peru is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each of Estrella Gold and EGC Peru has the requisite corporate power and capacity to carry on its business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(e)                                  There are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Concessions or the Property or any interest therein by any other person or entity, or which limit or define in any way the activities that may be conducted on the Concessions, and except for (i) a 1.5% Net Smelter Return Royalty over the Cinco Hermanos, Jaime 1 and Julia 1 Concessions, in favor of former underlying owners as described in Exhibit A-2, and (ii) the statutory mining royalty payable to the Peruvian State as a consideration for exploitation of minerals which on the Effective Date of this Agreement is fixed at a sliding scale from 1% to 12%, there are no royalties or other payments based on mineral production or otherwise payable on the Concessions.

(f)                                   The entering into of this Agreement and the performance by Estrella Gold and EGC Peru of their respective obligations hereunder will not violate or conflict with their respective articles of incorporation or by-laws, any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Estrella Gold or EGC Peru is a party or by which it is bound.

(g)                                  All requisite corporate actions on the part of Estrella Gold and EGC Peru, and on the part of their respective officers, directors, and shareholders, necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by them (assuming valid execution and delivery by the other Parties), will be their legal, valid, and binding obligations enforceable against each of them in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(h)                                 To the best of the knowledge of EGC, there are no adverse environmental conditions at the Property which constitute a nuisance or that have caused or could result in a violation of or liability under any Environmental Laws or any agreements with government entities or communities. In conducting activities on the Property. EGC has complied with all applicable Environmental Laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by EGC under any Environmental Laws. EGC has not received notification from any person, including without limitation, any governmental authority or community, of any potential violation or alleged violation of any applicable Environmental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property. EGC has not received any notification of or has knowledge of the presence or release of any Hazardous Materials (as defined in Exhibit B), in the soil, subsurface strata or water in, on or under the Property and EGC has not been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil subsurface strata or water in, on or under the Property.

(i)                                     To the best of knowledge of EGC, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing, and reclamation operations on the Property from being obtained, as and when necessary.

(j)                                    EGC has obtained all consents required under any agreement to which Estrella Gold or EGC Peru is a party and all required consents and approvals from governmental agencies, communities and any stock exchange, as necessary for Estrella Gold and EGC Peru to execute, deliver and perform their obligations under this Agreement.

(k)                                 There are no actions, suits or proceedings pending or, to the knowledge of EGC, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of EGC, neither Estrella Gold or EGC Peru is subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

(l)                                     EGC will assist MMI in making applications for required permits or other required approvals from regulatory authorities required in order to conduct exploration and development activities and operations and related work on the Property.

(m)                             All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by EGC in such a manner as not to give rise to any valid claim against MMI or any third party for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

2.                                      MMI hereby represents and warrants to EGC as of the Effective Date (which representations and warranties shall remain true and correct as of and through the date on which the Property including the Concessions is transferred to NewcoPeru) as set forth below, and acknowledge that EGC is relying upon these representations and warranties in entering into this Agreement.

(a)                                 Each of Mines Management and MMI Peru is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each of Mines Management and MMI Peru has the requisite corporate power and capacity to carry on its business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(b)                                 The entering into of this Agreement and the performance by Mines Management and MMI Peru of its respective obligations hereunder will not violate or conflict with its respective articles of incorporation or by-laws, any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which either of them is a party or by which it is bound.

(c)                                  All requisite corporate actions on the part of Mines Management and MMI Peru and on the part of their respective officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by them (assuming valid execution and delivery by the other Party), will be their legal, valid and binding obligations, enforceable against each of them in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)                                 MMI has obtained all consents required under any agreement to which Mines Management or MMI Peru is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary for it to execute, deliver and perform its obligations under this Agreement.

(e)                                  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by MMI in such manner as not to give rise to any valid claim against EGC or any third party for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

D.                                    TERMINATION OF AGREEMENT

1.                                      MMI may in its sole discretion terminate this Agreement at any time during the Earn-In Period, provided that MMI must satisfy its obligation to EGC set forth in Section A(1)(f), by giving not less than 60 days prior written notice to that effect to EGC. During the period between such written notice and termination, MMI shall remain responsible for all of its financial commitments, and land payments under this Agreement (including any payments under Section A(l)(l) that may be required to be made during that period in order to maintain the Concessions in full force and effect). Upon expiry of the 60 day notice period, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. Upon and following the date of such termination, MMI shall have no further obligation to incur Exploration and Development Expenses on or for the benefit of the Property and shall have no further obligations or liabilities to EGC under this Agreement or with respect to the Property (including without limitation liability for lost profits or consequential, special, incidental or punitive damages as a result of an election by MMI to terminate this Agreement), other than: (i) as set forth in the remainder of this paragraph, (ii) its indemnification obligations under Section J and (iii) any reclamation obligations resulting from MMI’s activities on the Property. EGC hereby agrees to grant MMI such access to the Property as is reasonably necessary to complete any required reclamation. In the event of such termination, EGC’s and MMI’s indemnification obligations under Section J shall survive. In the event of such termination, the obligations of EGC and MMI pursuant to Sections J, M and N shall survive. At any time MMI may, at its option, terminate its interest in some but less than all of the Concessions by written notice to EGC. To the extent MMI terminates its interest in some but less than all of the Concessions, this Agreement shall remain in full force and effect with respect to the remaining Concessions, and the Concessions with respect to which MMI has terminated its interest shall not be transferred to NewcoPeru.

2.                                      In the event MMI is in default in the observance or performance of any of its covenants, agreements or obligations under this Agreement, EGC may give written notice of such alleged default specifying the details of same. MMI shall have 30 days following receipt of said notice (or, in the event MMI in good faith disputes the existence of such a default, 30 days after a final, non appealable order of an arbitral tribunal engaged pursuant to Section M finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default. If MMI does not cure or diligently commence to cure such default by the end of the applicable 30-day period, then EGC shall have the right to terminate this Agreement by providing 30 days advance written notice to MMI. In the event of such termination, the provisions of Section D(l) shall apply with respect to the Parties’ ongoing obligations and liabilities.

E.                                     PARTICIPATION IN NEWCOPERU COMPANY

1.                                      Following exercise of its Earn-in Right, the transfer or issuance of 75% of the outstanding shares of NewcoPeru to MMI and execution of the Shareholders Agreement and until Production (as defined in Exhibit B) has been achieved, EGC may elect to have MMI fund all costs of Concession and property maintenance, exploration and, if it is decided to develop a mine on the Concessions, all costs of development and construction, and EGC’s proportionate 25% share of such costs shall be “carried” by MMI during this period and the total of EGC’s proportionate 25% share of such costs plus interest from the date of any advance made by MMI on EGC’s behalf, at the Prime Rate compounded quarterly (collectively, the “Carried Amount”) shall be recoupable by MMI from EGC’s 25% proportionate share of the Products or Net Cash Flow from Operations (as defined in Exhibit B attached hereto and incorporated herein by reference) from the Concessions until the Carried Amount has been fully repaid. The Carried Amount shall include all costs of obtaining third party financing of EGC’s 25% share of such costs. At MMI’s request, EGC shall grant to third party lenders and to MMI first and second priority security interests in EGC’s shares of NewcoPeru and its share of Products, until such time as any third party financing or the Carried Interest has been fully repaid or recovered, as the case may be. EGC shall cooperate fully with the MMI in this respect, including executing mortgages, share pledges and such other documents as such third party lender or MMI reasonably deems necessary to perfect that security interest.

2.                                      At such time as Production is achieved, MMI and EGC will thereafter provide required funding to the NewcoPeru in accordance with their respective interests therein, or have their respective percentage interests in the NewcoPeru diluted in accordance with a straight line dilution formula, as set forth in the Shareholders Agreement.

3.                                      If through dilution the interest of a Party is reduced to less than 10%, then that Party’s interest shall automatically be converted to a 3% NSR royalty, as described in Exhibit D. Should the Concessions be burdened by production royalties payable to third parties or the Peruvian government, then with respect to those properties the 3% royalty described above would be reduced by the amount of such royalty but not below 1%.

4.                                      MMI will serve as operator of the NewcoPeru and the person holding the position of general manager of the NewcoPeru will be appointed by MMI so long as it holds a majority of the shares of the NewcoPeru, unless it resigns or agrees that EGC may act as operator.

5.                                      Annual programs and budgets will be proposed by the General Manager and reviewed and approved by the majority vote of a Management Committee comprised of members from MMI and EGC voting in proportion to their respective percentage interests in the NewcoPeru.

6.                                      The Management Committee will be formed generally in accordance with the provisions of Form 5A with committee members of each Party holding collectively votes in proportion to the percentage of shares in the NewcoPeru held by the Party they represent.

7.                                      MMI as operator will be entitled to a 5% overhead fee for exploration, development and mine development and construction activities and a US $7.00 per ounce of gold or gold equivalent production overhead fee from all production obtained from the mining operations of NewcoPeru (provided, however that if the primary mineral being produced from the mine is a mineral other than gold or silver, the fee payable to MMI for mine operations will be the economic equivalent of $7.00 per ounce of gold). Calculation of the overhead fee will not include land holding costs.

8.                                      All exploration and related data must be provided to both EGC and MMI by the NewcoPeru, with summary reports provided by the NewcoPeru on a quarterly basis.

9.                                      Annual programs and budgets must be presented to the minority Party 60 days prior to funds being required. This includes any amendments to any approved annual program and budget.

10.                               Capitalized terms used in this Section E but not defined herein shall have the meaning ascribed to them in Form 5A.

11.                               If for any reason the operator does not propose a budget for a period in excess of 12 continuous months, the non-operator shall have the right to propose and fund a budget and the operator will have the right to participate or be diluted in accordance with the provisions herein and the Shareholders Agreement.

12.                               The Shareholders Agreement shall set forth the terms and conditions with respect to each Parties’ respective 25% and 75% interests in the outstanding shares of NewcoPeru. Such terms and conditions will include a provision restricting the Parties from transferring all or any part of its shares in NewcoPeru to any third party who is not a party to or has not agreed to be bound by the Shareholders Agreement.

F.                                      OPERATIONS DURING EARN-IN PERIOD

During the Earn-In Period:

1.                                      MMI and its employees, agents, consultants and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, development or other related work thereon and thereunder as they desire and as is permitted by applicable law. MMI’s activities on the Property may include any activities for which the costs would qualify as Exploration and Development Expenses, as well as the removal of mineral samples for the purpose of, and in amounts appropriate for, testing such mineral samples, including bulk sampling, and in addition MMI shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as MMI may deem necessary or desirable to carry out such activities.

2.                                      MMI in its sole discretion will decide any matter concerning the conduct) timing and nature of its prospecting, exploration, development or other mining activities on the Property, except matters involving community relations during the first Agreement Year and thereafter in consultation with EGC.

3.                                      MMI shall conduct its exploration, development and other activities on the Property in compliance with applicable laws and regulations, including laws and regulations related to exploration) development and mining.

4.                                      Subject to EGC’s prior written approval (which shall not be unreasonably withheld), MMI shall have the full, exclusive right, but not the obligation, to abandon, reacquire, amend, defend contests or adverse actions or suits and negotiate settlement thereof with respect to any and all of the Concessions) and EGC shall cooperate with MMI and shall execute any and all documents necessary or desirable in the opinion of MMI to further such amendments, reacquisitions, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. MMI shall not be liable to EGC for the loss of any of the Concessions as a result of such abandonments, amendments, relocations, contests or adverse actions or suits) so long as the same are undertaken in good faith.

5.                                      All exploration and related data and results generated by either Party must be provided to both Parties in as close to near real time as reasonable. In addition, EGC may request copies of any other data or information pertaining to the Project at any time and this must be provided by MMI within a reasonable time frame. Notwithstanding the foregoing, MMI may elect not to provide interpretive reports to EGC that it generates at its own expense. Any interpretive work done by a third party and charged as an Exploration and Development Expense shall be provided to both Parties. Subject to Section K(2), both Parties shall have the right to report such data and results.

6.                                      MMI agrees to carry such insurance, covering all persons working at or on the Property for MMI, as will fully comply with the requirements of applicable. In addition, during the Earn-In Period, so long as it is carrying out exploration, development or activities as the exploration operator, MMI agrees to carry liability insurance with respect to such operations in reasonable amounts not less than the greater of the minimum levels required by law or as set forth below:

(a)                                 Commercial General Liability Insurance with limits of not less than $1,000,000 per occurrence.

(b)                                 Automobile Liability Insurance, with:

(i)                                     Limits of not less than $1,000,000 Combined Single Limit per accident.

(ii)                                  Coverage applying to any auto.

All of the above-described policies (with the exception of worker’s compensation) shall name EGC as an additional insured and shall contain provisions that the insurance companies will have no right of recovery or subrogation against EGC, its affiliates, or subsidiary companies, it being the intention of the Parties that MMI’s carrier shall be liable for any and all losses covered by the above-described insurance. All policies providing coverage hereunder shall contain provisions that no cancellation or material changes in the policies shall become effective except on thirty (30) days’ advance written notice thereof to EGC.

7.                                      EGC and its authorized agents, at EGC’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with MMI’s safety rules and regulations, and in a reasonable manner so as not to interfere with MMI’s operations, to go upon the Property for the purpose of confirming that MMI is conducting its operations in the manner required by this Agreement and to conduct informational tours. EGC shall indemnify and hold MMI harmless from all claims for damages arising out of any death, personal injury or property damage sustained by EGC, its agents or employees, while in or upon the Property, whether or not EGC, its agents or employees are in or upon the Property pursuant to this Section F.7, unless such death, injury or damage is due to MMI’s gross negligence or willful misconduct. If requested by MMI, EGC, its agents and employees will confirm in writing their waiver of claims against MMI.

8.                                      MMI and EGC shall keep the title to the Property free and clear of all liens and encumbrances; provided, however, that either Party may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, such Party shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against such Party or the Property, such Party shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

9.                                      If MMI exercises its Earn-In Right, the reclamation obligations associated with any disturbances of the Property made by MMI during the Earn-In Period shall become obligations of NewcoPeru.

G.                                    FORCE MAJEURE

If MMI should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of MMI, whether or not foreseeable, the cause or effects of which continue for 45 days, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts or other labor disputes, wars, acts of God, changes in laws, native or indigenous title claims, inability to obtain required governmental permits or approvals in a timely manner, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, government regulation or interference (but excluding a lack of funds), drought or other adverse weather condition, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment (including without limitation drilling rigs), supplies, utilities or services, accidents, breakdown of equipment, machinery or facilities, actions by citizen groups or local communities, including but not limited to environmental organizations or native rights groups, declaration of a state of emergency by the Peruvian government, an illegal protest or blockage of access or any other cause whether similar or dissimilar to the foregoing (each an “Event of Force Majeure”), then any such failure on the part of MMI to so perform shall not be deemed to be a breach of this Agreement and the time within which MMI is obliged to comply with any terms, covenants or conditions of this Agreement (including without limitation the Earn-In Period obligation to meet the Minimum Work Obligation and the dates for payments to EGC to maintain the Agreement in full force and effect provided that MMI shall be required to comply with its obligations pursuant to Section A(1)(l)) shall be extended by the period of all such delays. MMI shall give notice in writing to EGC forthwith and for each Event of Force Majeure shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such Event of Force Majeure (although MMI shall have no obligation to settle any labor dispute on terms other than those acceptable to it in its sole discretion), and shall also give notice immediately following the date that such cause ceases to exist.

H.                                   AREA OF INTEREST

1.                                      Any interest or rights to acquire any interest in (a) mineral concessions, surface rights or in other real property interests within the area described in Exhibit A-3 (the “Area of Interest”), or (b) contiguous mineral concessions, surface rights or other real property interests that may extend beyond the Area of Interest, acquired during the Earn-In Period by or on behalf of EGC or MMI, or any affiliate or subsidiary of either of them, shall become subject to the terms and provisions of this Agreement in accordance with the provisions of Section H(2).

2.                                      Within 30 days after the acquisition of such additional property, all or any portion of which lies within the Area of Interest (or which constitutes contiguous mineral concessions, surface rights or other real property interests that may extend beyond the Area of Interest), the acquiring Party shall notify the other Party of such acquisition. Such notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mineral concessions, surface rights or other real property interest covered thereby, and the acquisition cost. In addition to such notice, the acquiring Party shall make any and all information it has concerning the additional property available to the other Party. The other Party shall then have 30 days after receipt of such notice and information to elect in its sole discretion whether such additional interest shall be contributed to NewcoPeru if and when MM exercises the Earn-In Right. If the other Party so elects, such additional interest shall be considered part of the Property for purposes of this Agreement, and shall transferred to NewcoPeru in the same manner as the Property and the Concessions pursuant to Section B.

3.                                      All costs incurred by MMI for acquiring additional property that becomes subject to this Agreement shall count as Exploration and Development Expenses. Should EGC be the acquiring Party and MMI elect that the additional property be contributed to NewcoPeru, MMI shall reimburse EGC for its acquisition costs, and the amount of such reimbursement shall count as Exploration and Development Expenses.

4.                                      If a Party elects pursuant to Section H (2) that such additional property shall not be contributed to NewcoPeru, then with respect to that additional interest, the acquiring Party shall be free to take actions with respect to and dispose of such interest in its sole discretion, without any obligation to the other Party.

I.                                        ASSIGNMENT

1.                                      This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. MMI may, upon the prior written approval of EGC, which approval shall not be unreasonably withheld or delayed, assign its interest in this Agreement to any third party that is not affiliated with MMI at any time, provided that the assignee agrees in writing to assume all MMI’s obligations under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), MMI shall have no further obligations or liabilities under this Agreement. Notwithstanding the foregoing, at any time, and without the consent of EGC, MMI may assign this Agreement:

(a)                                 to one or more of its affiliates upon the affiliate assuming all of MMI’s obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, MMI);

(b)                                 in connection with a pledge by MMI for financing purposes;

(c)                                  in connection with a corporate merger or reorganization involving MMI or any affiliate;

(d)                                 in connection with a sale of all or substantially all of MMI’s assets; or

(e)                                  to a third party that is technically and financially capable of performing MMI’s obligations under this Agreement.

Upon MMI’s prior written approval, which approval shall not be unreasonably withheld or delayed, EGC may convey its interest in the Property and assign its interest in this Agreement to a third party, provided that any such third party must agree in writing to be bound by all of the terms and conditions of this Agreement, and provided further that EGC may, without the consent of MMI, convey its interest in the Property and assign its interest in this Agreement to any third party.

2.                                      Except for assignments by MMI under Section I.1(a) through (d), to which this Section 1.2 shall not apply, if during the Earn-In Period either party (the “Selling Party”) desires to transfer all or any part of its interest in this Agreement, the other party (the “Remaining Party”) shall have a right of first offer to acquire such interest as provided in this Section I(2):

(a)                                 if the Selling Party intends to transfer all or any of its interest hereunder, it shall promptly notify the Remaining Party of its intentions. The Remaining Party shall have 28 days from the date such notice is delivered to notify the Selling Party whether it elects to acquire the offered interest and the terms and conditions thereof and the price (the “Offered Price”) therefor. The consideration payable for the offered interest shall be stated in cash unless otherwise agreed. The Selling Party shall have no further obligations to the Remaining Party.

(b)                                 if the Remaining Party does so elect, and the Selling Party is not agreeable to the terms and conditions offered by the Remaining Party, the Selling Party shall have 90 days following receipt of the offer from the Remaining Party to sell the interest to an arm’s length third party upon terms and conditions no less favorable than those offered by the Remaining Party, including that the offer price (or its cash equivalent, if that offer price includes consideration other than cash) shall not be less than an amount that is 10% greater than the Offered Price;

(c)                                  if the Remaining Party does not so elect within the period provided for in Section I.2(a), the Selling Party shall have 90 days following the expiration of such period to consummate the transfer to an arm’s length third party upon such terms and conditions as are satisfactory to the Selling Party; and

(d)                                 if the Selling Party fails to consummate the transfer to a third party within the period set forth in Sections I.2(b) and (c), the right of first offer of the Remaining Party in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section I.2.

J.                                        INDEMNIFICATION

1.                                      MMI agrees to indemnify, defend and hold harmless EGC and its officers, directors, employees, agents, attorneys, affiliates, successors, and assigns (the “EGC Indemnified Party”) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by EGC Indemnified Party as a result of:

(a)                                 any breach by MMI of any of its representations, warranties and covenants set forth in this Agreement; or

(b)                                 any operations or activities engaged in by MMI, including operations by independent contractors and others on behalf of MMI, on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or Hazardous Materials or Environmental Liabilities which may arise after the Effective Date of this Agreement and that is caused by MMI or its independent contractors and others acting on behalf of MMI.

2.                                      EGC agrees to indemnify, defend and hold harmless MMI and its officers, directors, employees, agents, attorneys, affiliates, successors, and assigns (the “MMI Indemnified Party”) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs, and all other out-of-pocket expenses suffered or incurred by MMI Indemnified Party as a result of:

(a)           any breach by EGC of any of their representations, warranties, and covenants set forth in this Agreement; or

(b)                                 any operations or activities engaged in by EGC, including operations by independent contractors and others on behalf of EGC, on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or Hazardous Materials or Environmental Liabilities which may exist prior to the Effective Date of this Agreement or which may arise after the Effective Date of this Agreement and that is caused by EGC or its independent contractors and others acting on behalf of EGC.

3.                                      The Parties, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this Section J relate, shall give written notice to the other Party setting forth the fact relating to the claim, damage, or loss, if available, and the estimated amount of the same. “Promptly” for purposes of this paragraph shall mean giving notice within 5 days. Failure to provide prompt notification shall not relieve either Party of its indemnification obligations hereunder unless such Party is materially prejudiced thereby. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to:

(a)                                 participate at its own expense in the defense or investigation of any claim or lawsuit; or

(b)                                 assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably.

If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any un indemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Section J hereof to be paid by the indemnifying party. Upon the indemnified party’s furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Section J relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within 10 days after receipt of such estimate.

Notwithstanding any other provision contained in this Agreement to the contrary, no Party shall be liable to any other Party for any consequential, punitive, special or indirect damages including without limitation loss of profit, loss of use, loss of opportunity, loss of production of products, whether such liability is based, or asserted to be based, upon any breach of any Party’s obligations under this Agreement, or whether such liability is based or asserted to be based upon any negligent act or omission of a Party, its agents or affiliates, or asserted to be based on any other legal ground.

K.                                   CONFIDENTIALITY

1.                                      All data and information coming into possession of EGC or MMI by virtue of this Agreement with respect to the business or operations of the other Party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other Party, except:

(a)                                 as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a Party;

(b)                                 as may be required by a Party in the prosecution or defense of a lawsuit or other legal or administrative proceedings;

(c)                                  as required by a financial institution in connection with a request for financing relating to development or mining activities; or

(d)                                 as may be required in connection with a proposed conveyance to a third party of an interest in the Property or this Agreement, provided such third party agrees in writing in a manner enforceable by the other Party to abide by all of the provisions of this Agreement, including this Section K with respect to such data and information.

2.                                      To the extent either Party intends to disclose data or information via press release or other similar format as described in Section K.1 (a), the disclosing Party shall provide the other Party with not less than five business days notice of the text of the proposed disclosure, and the other Party shall have the right to comment on the same.

3.                                      The Parties agree that the Confidentiality Agreement dated as of June 9,2011 shall, with respect to the Property, the Concessions and the Project, be of no further force or effect and is hereby terminated as of the Effective Date.

4.                                      Each Party agrees with the other that in negotiating and entering into this Agreement it has relied on its own analysis and estimates as to the value of the Property and upon its own geologic and engineering interpretations related thereto.

L.                                     ENTIRE AGREEMENT

This Agreement contains the entire agreement between the Parties relating to the Property.

M.                                 DISPUTE RESOLUTION

1.                                      Any controversy, claim or dispute arising out of or relating to this Agreement (including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement) that cannot reasonably be resolved by the Parties shall be submitted to and settled exclusively and finally by binding arbitration under the International Arbitration Rules of the International Dispute Resolution Procedures of the American Arbitration Association in effect on and as of the date of this Agreement (the “AAA Rules”), except as such AAA Rules are modified pursuant to this Section. Any Party shall give the other Parties at least 10 days prior to commencing an arbitration proceeding.

2.                                      The arbitration shall be conducted before a panel of three arbitrators, each of whom shall be fluent in English and shall be knowledgeable about mineral exploration. The arbitrators shall be appointed by the administrator in accordance with the AAA Rules.

3.                                      The arbitration shall be conducted in Denver, Colorado, USA. The arbitration shall be conducted in English.

4.                                      No less than 30 days prior to the date on which the arbitration proceeding is to begin, each party shall submit to the other party the documents, in English, a list of witnesses it intends to use in the arbitration. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party.

5.                                      The arbitrators shall apply the laws of the state of Colorado to any dispute before the arbitration panel, and the arbitrators shall be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding and may, in appropriate circumstances, include injunctive relief. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect. Any arbitration award for money damages shall be in United States Dollars. The arbitrators shall be bound by the provisions of this Agreement and shall not have the authority to amend this Agreement to affect an award. Nothing contained in this Section shall be deemed to limit any Party’s ability to terminate this Agreement in accordance with its terms and conditions.

6.                                      Each Party shall bear its own costs and expenses, including attorneys fees and an equal share of the arbitrators’ and administrative fees of arbitration, incurred in connection with any arbitration or other legal proceedings brought for enforcement or interpretation of this Agreement, and no court or arbitrator shall have any power to award attorneys or other fees or costs to the prevailing party.

7.                                      Notwithstanding any other provisions in this Agreement to the contrary, no Party hereto shall be liable to the other in contract, tort, strict liability, warranty or under any other theory of liability, for any loss of production, loss of use, loss of anticipated profits or revenue incurred by such Party, or for special, incidental, consequential, punitive or indirect damages.

N.                                    AGREEMENTS OF MMI AND EGC

MMI agrees to cause MMI Peru to comply with and perform its obligations, covenants and agreements as set forth in this Agreement. EGC agrees to cause EGC Peru to comply with and perform its obligations, covenants and agreements as set forth in this Agreement. The Parties submit to the jurisdiction of the federal and state courts in the State of Colorado.

O.                                    GENERAL

1.                                      Notice to a Party under this Agreement shall be sufficiently given if delivered personally, or if sent by prepaid mail or reputable overnight courier, or if transmitted by facsimile to such Party with confirmation of receipt:

(a)                                 in the case of a notice to MMI or MMI Peru at:

Mines Management, Inc.

905 W. Riverside, Suite 311

Spokane, WA 99201

Attention: James H. Moore, Chief Financial Officer

Tel: 509-838-6050

FAX: 509-838-0486

And

(b)                                 in the case of a notice to EGC or EGC Peru at:

Estrella Gold Corporation

325 Howe Street

Vancouver, British Columbia

Canada V6C lZ7

Attention: Keith Laskowski

Tel: +1 604 687 3520

FAX: +1 604 688 3392

or at such other address or addresses as the Party to whom such notice or other writing is to be given shall have last notified the Party giving the same in the manner provided in this section. Any notice or other writing delivered to the Party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day. Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

2.                                      Each of MMI and EGC shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each Party shall provide such further documents or instruments required by the other Party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

3.                                      This Agreement may be executed by each Party in counterparts and by facsimile, or by electronic delivery each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile or by electronic delivery, shall together constitute one and the same agreement. The Parties agree to execute and deliver a short form of this Agreement to be prepared by MMI, which the Parties agree MMI may file in the public records of the Peruvian Public Registry.

4.                                      All dollar references in this Agreement are to the United States dollars.

5.                                      This Agreement, including all documents annexed hereto and other agreements, documents and other instruments delivered in connection herewith shall be governed by and construed in accordance with the laws of the State of Colorado (other than its rules as to conflicts of law) and the laws of the United States as applicable.

6.                                      The Parties agree that this Agreement shall be construed to benefit the Parties hereto and their respective permitted successors and assigns only, and shall not be construed to create any third party beneficiary rights in any other Party or in any governmental organization or agency, except as specifically set forth in Section J.

7.                                      In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect; such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

8.                                      No implied term, covenant, condition or provision of any kind whatsoever except for good faith and fair dealing shall affect any of the Parties’ respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

9.                                      This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of both Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

10.                               This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein. Subject to the provisions of Section H, each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Property, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

11.                               The Parties do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property, or in any other real property, exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

12.                               Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial, or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.

IN WITNESS WHEREOF, the Parties have executed this Exploration Earn-In Agreement effective as of the date first set forth above.

MINES MANAGEMENT, INC.

By:	/s/ James H. Moore

Printed Name: James H. Moore

Title: Chief Financial Officer

MINERA MONTANORE PERU S.A.C.

By:	/s/ James H. Moore

Printed Name: James H. Moore

Title: CFO/Director

ESTRELLA GOLD CORPORATION

By:	/s/ Keith Laskowski

Printed Name: Keith Laskowski

Title: President & CEO

ESTRELLA GOLD PERU S.A.C.

By:	/s/ Keith Laskowski

Printed Name: Keith A. Laskowski

Title: Director

EXHIBIT A-1

To that Exploration Earn-In Agreement between ESTRELLA GOLD CORPORATION (“EGC”), a corporation formed under the laws of the Province of Ontario, Estrella Gold Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of EGC (“EGC Peru”, together with EGC herein called “EGC”), MINES MANAGEMENT, INC. (“MMI”),an Idaho corporation and Minera Montanore Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of MMI (“MMI Peru”, together with MMI herein called “MMI”) dated effective March 1, 2012.

Description of the Project

Department of Huancavelica, Peru

The following Concessions situated in the Department of Huancavelica, Peru:

			Area		Recording Details of Title to Mineral
	Mineral	Code	originally granted	Resolution Approving Title to	Concession (Public Registry in the	Location UTM Coordinates (PSAD 56)
	Concession	Number	(Hectares)	Mineral Concession	city of Huancayo)	North	East	Vertex

1	Cinco Hermanos	06008353X01	100.0000	R.J. N° 7577-94-RPM	File 20002904	8,603,739.96	530,770.23	1
				(21 November 1994)		8,601,741.20	530,699.85	2
						8,601,758.80	530,200.15	3
						8,603,757.56	530,270.53	4

2	Jaime 1	010204399	600.0000	R.J. N° 00974-2000-RPM	File 11006506	8,603,000.00	532,000.00	1
				(16 March 2000)		8,601,000.00	532,000.00	2
						8,601,000.00	529,000.00	3
						8,603,000.00	529,000.00	4

3	Julia 1	010204499	600.0000	R.J. N° 01169-2000-RPM	File 11006525	8,605,000.00	532,000.00	1
				(27 March 2000)		8,603,000.00	532,000.00	2
						8,603,000.00	529,000.00	3
						8,605,000.00	529,000.00	4

4	La Estrella 1	010634407	1000.0000	R.P. N° 1793-2008-INGEMMET/PCD/PM	File 11118359	8,604,000.00	528,000.00	1
				(29 May 2008)		8,604,000.00	529,000.00	2
						8,601,000.00	529,000.00	3
						8,601,000.00	532,000.00	4
						8,600,000.00	532,000.00	5
						8,600,000.00	527,000.00	6
						8,603,000.00	527,000.00	7
						8,603,000.00	528,000.00	8

A-1-1

EXHIBIT A-2

Details of the 1.5% NSR Royalty over Cinco Hermanos, Jaime 1 and Julia 1 mineral concessions

	Mineral Concession	Beneficiaries of 1.5% Net Smelter Return	Recording Details of the 1.5% Net Smelter Return Royalty (Public Registry in the city of Huancayo)

1	Cinco Hermanos	Jaime Oswaldo Vergara León,	Entry 7 of File 2002904
2	Jaime 1	Carmen Julia Herrera Galdo, and	Entry 5 of File 11006506
3	Julia 1	Jannette Vergara Herrera	Entry 5 of File 11006525

A-2-1

EXHIBIT A-3

To that Exploration Earn-In Agreement between ESTRELLA GOLD CORPORATION (“EGC”), a corporation formed under the laws of the Province of Ontario, Estrella Gold Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of EGC (“EGC Peru”, together with EGC herein called “EGC”), MINES MANAGEMENT, INC. (“MMI”), an Idaho corporation and Minera Montanore Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of MMI (“MMI Peru”, together with MMI herein called “MMI”) dated effective March 1, 2012.

AREA OF INTEREST

The Area of Interest shall be 2 kilometers from the exterior boundaries of the existing Concessions as described in Exhibit A-1.

A-3-1

EXHIBIT B

To that Exploration Earn-In Agreement between ESTRELLA GOLD CORPORATION (“EGC”), a corporation formed under the laws of the Province of Ontario, Estrella Gold Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of EGC (“EGC Peru”, together with EGC herein called “EGC”), MINES MANAGEMENT, INC. (“MMI”), an Idaho corporation and Minera Montanore Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of MMI (“MMI Peru”, together with MMI herein called “MMI”) dated effective March 1, 2012.

A.                                    “Environmental Laws” shall mean all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

B.                                    “Environmental Liabilities” shall mean any liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from such property; or (iv) the violation or alleged violation of any Environmental Laws relating to such property.

C.                                    “Exploration and Development Expenses” shall mean and include all costs or fees, expenses, liabilities and charges paid, incurred or accrued by MMI which are related to exploration and development activities on or for the benefit of the Property, including without limitation:

1.                                      All costs and expenses incurred in conducting exploration and prospecting activities on or in connection with the Property, including, without limitation, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays, or metallurgical analyses and tests);

2.                                      All expenses incurred in conducting development activities on or in connection with the Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for valuable minerals, and other activities, operations or work performed in preparation for the removal or testing of valuable minerals from the Property;

3.                                      All costs of acquiring additional interests in real property within the Area of Interest, to the extent such interests become subject to this Agreement, including without limitation costs and expenses incurred by MMI in conducting negotiations and due diligence, attorneys’ fees and all amounts paid by MMI to EGC or to third parties in acquiring such interests;

4.                                      All costs incurred in performing any reclamation or other restoration or clean-up work required by any federal, state or local agency or authority, and all costs of insurance obtained or in force to cover activities undertaken by or on behalf of MMI on the Property;

5.                                      Salaries, wages, expenses and benefits of employees or consultants of MMI engaged in operations directly relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

6.                                      All costs incurred in connection with the preparation of pre-feasibility or feasibility studies and economic and technical analyses pertaining to the Property, whether carried out by MMI or by third parties under contract with MMI;

7.                                      Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which MMI is responsible or for which MMI reimburses EGC;

8.                                      Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Property; provided, however, that equipment owned and supplied by MMI shall be chargeable at rates no greater than comparable market rental rates available in the area of the Property;

9.                                      Costs and expenses of establishing and maintaining field offices, camps and housing facilities; and

10.                               Costs incurred by MMI in examining and curing title to any part of the Property, in making required payments or performing other required obligations under any underlying agreements, in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property.

11.                               “Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as “dangerous goods”, a “hazardous waste,” “hazardous substance,” “extremely hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other liquid hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation.

12.                               “Net Cash Flow from Operations” for any period shall be calculated by determining all revenues received from the sale of Products or, if Products are taken in kind, the deemed sale of Products at the spot price, and any other revenues received (including without limitation interest income, insurance proceeds and proceeds from the sale of equipment or other assets for that period), and deducting therefrom all cash payments for all costs, expenses, liabilities and charges incurred within that period from and after the date that Production is achieved for exploration, development and the construction or replacement of facilities upon the Property, and the mining, processing, treatment, transportation, refining, sales and marketing of Products from the Property, plus a working capital reserve equal to two months of expenditures necessary for mining, processing, treatment, transportation, refining, sales and marketing of Products, all in accordance with generally accepted accounting principles consistently applied by Mines Management, except for any non-cash charges such as depreciation, amortization or depletion.

In calculating Net Cash Flow from Operations, no deduction shall be made for income taxes payable to either federal or state governments which are a liability of the individual Parties and not of NewcoPeru. Any capital expenditures incurred after the commencement of Production, including capitalized exploration and deferred mining, shall be deducted at their actual cost at the time they are incurred. If, in any year after the commencement of Production, an operating loss results, the amount of the loss shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Cash Flow for subsequent periods.

13.                               “Ore” means material containing valuable minerals that is mined or will be mined and will be sold or further processed for the recovery of valuable minerals.

14.                               “Production” means mining and processing of Ore from the first deposit of Ore to be mined on the Property at a rate of not less than 50% of the design capacity of the mine and related facilities for at least one month without interruption; provided, however, that the term “Production” shall not include the minor refining of Ore or Products for metallurgical tests, pilot projects and facility start-up testing.

15.                               “Products” means all Ores, minerals and mineral resources produced from the Properties under this Agreement.

EXHIBIT C

To that Exploration Earn-In Agreement between ESTRELLA GOLD CORPORATION (“EGC”), a corporation formed under the laws of the Province of Ontario, Estrella Gold Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of EGC (“EGC Peru”, together with EGC herein called “EGC”), MINES MANAGEMENT, INC. (“MMI”), an Idaho corporation and Minera Montanore Peru S.A.C., a Peruvian sociedad anonima cerrada and a wholly owned subsidiary of MMI (“MMI Peru”, together with MMI herein called “MMI”) dated effective March 1 2012.

PRELIMINARY ECONOMIC ASSESSMENT

“Preliminary Economic Assessment” means a study that includes an economic analysis of the potential viability of mineral resources taken at an early stage of the project prior to the completion of a preliminary feasibility study and that complies with Canadian National Instrument 43-101.

“Preliminary feasibility study” as used in the preceding sentence has the meaning set forth in Canadian National Instrument 43-101.

C-1

EXHIBIT D

NET SMELTER RETURN ROYALTY

NET SMELTER RETURNS

1.                                      Calculation.

(a)                                 As used herein, “Payor” means the Party obligated to pay the Production Royalty (and its successors and assigns), and “Payee” means the Party entitled to receive the Production Royalty (and its successors and assigns).

(b)                                 As used herein, “Net Smelter Returns” means the Gross Returns from any and all ores, metals, minerals and materials of every kind and character found in, on or under the Property (“Valuable Minerals”), extracted, produced and sold or deemed to have been sold from the Property, less all Allowable Deductions.

(c)                                  As used herein, “Gross Returns” has the following meanings for the following categories of Valuable Minerals:

(i)                                     If Payor causes refined gold that meets or exceeds the generally accepted commercial standards for refined gold to be produced by an independent third party refinery from ores mined from the Property, for purposes of determining the Production Royalty, the refined gold shall be deemed to have been sold in the calendar month in which it was produced at the refinery at the Monthly Average Gold Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price. As used herein, “Gold Production” means the quantity of refined gold that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined gold is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Gold Price” means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported. If the London Bullion Market Association P.M. Gold Fix ceases to be published. the Monthly Average Gold Price shall be determined by reference to prices for refined gold for immediate delivery in the most nearly comparable established market selected by Payor as such prices are published in “Metals Week” or a similar publication.

(ii)                                  If Payor causes refined silver that meets or exceeds the generally accepted commercial standards for refined silver to be produced by an independent third-party refinery from are mined from the Property, for purposes of determining the Production Royalty, the refined silver shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Silver Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Silver

Production during the calendar month by the Monthly Average Silver Price. As used herein, “Silver Production” shall mean the quantity of refined silver that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined silver is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Silver Price” shall mean the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported. If the Handy & Harman quotation ceases to be published, the Monthly Average Silver Price shall be determined by reference to prices for refined silver for immediate delivery in the most nearly comparable established market selected by Payor as published in “Metals Week” or a similar publication.

(iii)                               If Payor sells refined metals (other than refined gold and refined silver), doré or concentrates produced from Valuable Minerals from the Property, the Gross Returns for such refined metals shall be the proceeds actually received by Payor from their sale. If such sales are to an Affiliate, the refined metals, doré, or concentrates shall be deemed, solely for the purpose of computing Gross Returns, to have been sold at prices and on terms no less favorable to Payor than those which would have been received under similar circumstances from an unaffiliated third party. As used herein, “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with Payor, and “Control” means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (A) the legal or beneficial ownership of voting securities or membership interests; (B) the right to appoint managers, directors or corporate management; (C) contract; (D) operating agreement; (E) voting trust; or (F) otherwise.

(d)                                 As used herein, “Allowable Deductions” means the following costs, charges, and expenses incurred or accrued by Payor:

(i)                                     If Payor sells or is deemed to have sold refined gold or refined silver:

(A)                               all costs, charges and expenses for smelting and refining doré or concentrates to produce the refined gold or refined silver (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)                               all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of ores, minerals, doré or concentrates from the Property to the refinery or smelter and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)                               actual sales and brokerage costs incurred by Payor.

(ii)                                  If Payor sells refined metals (other than refined gold or refined silver), doré concentrate or ores:

(A)                               all costs, charges, and expenses for (I) beneficiation, processing or treatment of such materials at any plant or facility not owned by Payor and (II) smelting or refining to produce a refined metal (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)                               all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of ores. Minerals, doré concentrates or other products from the Property (I) to the place of sale, or (II) if such ores or other materials are beneficiated, processed, treated, smelted or refined at any plant or facility more than five (5) miles from the exterior boundary of the Property, to such plant of facility and then to the place of sale (including freight, insurance, security, transaction taxes, handling, Port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)                               actual sales and brokerage costs.

(iii)                               All royalties payable to any governmental agency and all sales, use, severance, Nevada net proceeds of mines and ad valorem taxes and any other tax or governmental levy or fee on or measured by mineral production from the Property (other than taxes based on income).

(e)                                  Payor shall have the right to market and sell or refrain from selling refined gold, refined silver and other mineral products from the Property in any manner it may elect, including the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of gold, silver or other mineral products from the Property. With respect to Production Royalty payable on refined gold and refined silver and any other Valuable Minerals, Payee shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by Payor’s actual marketing or sales practices or by its Trading Activities and no such profits or losses shall be included in Gross Returns.

2.                                      Manner of Payment. Production Royalty payments shall be paid by Payor to Payee (or notice of a credit against Production Royalties as provided above shall be given to Payee) on or before thirty (30) days following the calendar quarter during which Payor shall have received payment for Valuable Minerals sold by Payor or during which Valuable Minerals are deemed sold as provided above. Production Royalties shall accrue to Payee’s account upon such final payment or upon being credited to the account of Payor by the smelter, refinery or other are buyer to Payor for the Valuable Minerals sold and for which the Production Royalty is payable. All Production Royalty payments shall be made at Payor’s election by Payor’s check or by wire transfer. All Production Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Property, the proceeds of sales, cost, assays and analyses, and other pertinent information in reasonably sufficient detail to explain the calculation of the Production Royalty payment.

3.                                      Payments; Where Made. All payments hereunder shall be sent by certified U.S. mail to Payee at its address as set forth above, or by wire transfer to an account designated by and in accordance with written instructions from Payee. The date of placing such payment in the United States mail by Payor, or the date the wire transfer process is initiated, shall be the date of such payment. Payments by Payor in accordance herewith shall fully discharge Payor’s obligation with respect to such payment, and Payor shall have no duty to otherwise apportion or allocate any payment due to Payee or its successors or assigns.

4.                                      Audits; Objections to Payments. Payee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit of Payor’s accounts relating to payment of the Production Royalty hereunder by any authorized representative of Payee. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least five (5) business days prior written notice by Payee. All royalty payments made in any calendar year shall be considered final and in full accord and satisfaction of all obligations of Payor with respect thereto, unless Payee gives written notice describing and setting forth a specific objection to the calculation thereof within six (6) months following the close of the annual audit for that calendar year. Payor shall account for any agreed upon deficit or excess in Production Royalty payments made to Payee by adjusting the next quarterly statement and payment following completion of such audit to account for such excess.

5.                                      Conduct of Operations. Payor shall have the sole and exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Payor may carry out such operations on the Property as it may, in its sole discretion, determine to be warranted, so long as such operations are conducted in accordance with procedures acceptable in the mining and metallurgical industry. The timing, nature, manner and extent of any exploration, development, mining or processing operations carried out or in connection with the Property shall be within the sole discretion of Payor, and there shall be no implied covenant whatsoever to begin or continue any such operations. If Payor at any time, and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so. Payor may use and employ such methods of mining as it may desire or find most profitable. Payor shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products containing Valuable Minerals which cannot be mined or shipped at a reasonable profit to Payor. Any decision as to the time, manner and form, if any, in which ores or other products containing Valuable Minerals are to be sold shall be made by Payor in its sole discretion.

6.                                      Ore Processing. All determinations with respect to: (a) whether ore from the Property will be beneficiated, processed or milled by Payor or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Property may be sold, shall be made by Payor in its sole and absolute discretion.

7.                                      Ore Samples. The mineral content of all ore mined and removed from the Property (but excluding ore leached in place) and the quantities of constituents recovered by Payor shall be determined by Payor, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures, and shall be weighted average based on the total amount of ore from the Property crushed and sampled, or the constituents recovered, during an entire calendar quarter. Upon reasonable advance written notice to Payor, Payee shall have the right to have representatives present at the time samples are taken for the purpose of confirming that the sampling and analysis procedure is standard and acceptable according to accepted industry practices.

8.                                      Commingling of Ores. Payor shall have the right to mix or commingle, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Property with ores or material derived from other lands or properties owned, leased or controlled by Payor; provided, however, that before commingling, Payor shall calculate from representative samples the average grade of the ore from the Property and shall either weigh or volumetrically calculate the number of tons of ore from the Property to be commingled. As products are produced from the commingled ores, Payor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Payor may use any procedures acceptable in the mining and metallurgical industry which Payor believes to be accurate and cost-effective for the type of mining and processing activity being conducted, and Payor’s choice of such procedures shall be final and binding upon Payee.  In addition, comparable procedures may be used by Payor to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Payee, at Payee’s sole expense, at all reasonable times, and shall be retained by Payor for a period of two (2) years.

9.                                      Waste Rock, Spoil and Tailings. Any ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds or metals or minerals mined from the Property shall be the property of Payor, subject to the Production Royalty as provided for in Section 1. The Production Royalty shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and Payor shall be free to use or dispose of such waste and residue in whatever manner it sees fit in its sole discretion. Payor shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Payee shall have no claim or interest therein other than for the payment of the Production Royalty to the extent any Valuable Minerals are produced and sold therefrom.

10.                               No Covenants. The parties agree that in no event shall Payor have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Payor. Payee acknowledges that the expenditures made by Payor to advance activities on the Property and the right to the Production Royalty are sufficient consideration for the conversion of its Participating Interest. None of the provisions of this Section 10 or any other provision of this Exhibit D shall be deemed to limit or restrict Payor’s ability to sell or otherwise conveyor transfer to any third party all or any portion of Payor’s interest in the Property.

11.                               Nature of Payee’s Interest. The Production Royalty payable to Payee shall payable only on production of Valuable Minerals from the Property and any real property interest within the Area of Interest acquired during the term of the this Agreement or the Shareholder Agreement (“AOI Property), but not production from any other properties adjacent to or in the vicinity of the Property or within the Area of Interest. With respect to the Property and the AOI Property, the Payee shall have only the rights and incidents of ownership of a non-executive royalty owner. Payee shall not have any possessory or working interest in the Property or the AOI Property nor any of the incidents of such interest. By way of example but not by way of limitation, Payee shall not have (a) the right to participate in the execution of applications for authorities, permits or licenses, mining leases, options, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Property or the AOI Property and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom.